Exhibit 99.01

Investview Releases Kuvera Brand

Salt Lake City, April 13th, 2018 – Investview Corporation (OTCQB: INVU) releases Kuvera brand in the final transition steps to rename their wholly owned subsidiary Wealth Generators LLC to Kuvera LLC.

Investview announced the name change on March 1st, 2018 (Press Release 03/01/18 http://ow.ly/kqhW30jtSYA) and completed the transition April 12th when it unveiled the Kuvera brand through a series of live launch webinars, release of kuveraglobal.com and a full suite of marketing tools to share the Kuvera vision and mission.

The name change and branding effort was a significant undertaking led by Chad Garner who was named President of Wealth Generators in January and made this transition his first and highest priority completing it in just over three months.

“The Kuvera brand promise is to provide a completely transparent and unique experience specifically designed to enhance your financial future and improve your overall well-being. Our goal is to invest in the education, research and technology essential to helping the financially motivated secure lasting and balanced success for today and in the future,” said Chad Garner, President.

The company will release a series of multimedia messaging over the upcoming weeks to share the Kuvera Vision which is:

To disrupt the status quo and change the current state of debt accumulation by offering people the most advanced means and methods required to take control of their financial future to help live more fulfilling lives. Kuvera will expand our vision beyond our founding principles of Find, Grow, Keep to those of Wealth Life Balance.

Investview expects the branding completion effort to continue over the upcoming months culminating in an ambitious triumph at their worldwide distributor event “Elevate 2018” to be held in Las Vegas on August 23rd – August 26th. Details for the event are available by visiting: Kuveraglobal.com/elevate-2018.

In closing, Investview COO Annette Raynor states, “This is our first step in establishing a worldwide brand. It was a daunting task only made possible by the commitment and passion of our launch team that we are grateful to recognize: Chad Garner, Bob Chaffin, Kurt Collard, Easton Rutkowski, Colby Jones, Rod Earl, Riccardo Lazzari, Misty Martinez and Melanie Zimmerman. Success is never achieved alone and typically those most dedicated are never properly recognized for their sacrifice. Without this team we could not have achieved this momentous accomplishment.”

About Kuvera LLC
Kuvera LLC provides affordable access to valuable financial education, current market research and cutting-edge technology that enables individuals to increase and cultivate their own financial resources, enjoy life and plan for the future.

Kuvera products are distributed through a direct sales model. Product services are offered to individuals on a monthly subscription basis. Kuvera is classified as a publisher of financial research and information and exempt from securities registration. This is an exemption provided in the U.S. Securities Investment Advisers Act of 1940.